Exhibit 10.46

Rule 10b5-1 Issuer Repurchase Plan

This Rule 10b5-1 Issuer Repurchase Plan (this “Plan”) is entered into this 15th day of December, 2022 between Fulgent Genetics, Inc. (“Company”) and Piper Sandler & Co. (“Broker”).

Recitals

Whereas, Company desires to establish this Plan to systematically repurchase shares of its common stock, par value $0.0001 per share (the “Shares”) in accordance with this Plan and the safe harbor provided by Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Whereas, Company desires to engage Broker to effect repurchases of shares of the Stock in accordance with this Plan and Rule 10b5-1.

Whereas, Company desires that all Plan Transactions to be executed under this Plan be executed in accordance with the safe harbor set forth in Rule 10b-18.

Agreement

Therefore, Company and Broker hereby agree as follows:

1. Subject to the Instructions set forth on Attachment A (the “Instructions”) and ordinary principles of best execution, Company grants to Broker time and price discretion with respect to the Plan Transactions, and Broker shall use its reasonable efforts to effect transactions in the Stock (each, a “Plan Transaction”) pursuant to the Instructions.

2. Company understands that if Broker is not able to effect part or all of a Plan Transaction due to a market disruption or a legal, regulatory, or contractual restriction applicable to Broker or Company, then any contemplated Plan Transaction shall not be executed pursuant to this Plan or alternatively, at the discretion of Broker, shall be executed in whole or in part as promptly and practically as possible after cessation or termination of any such market disruption or legal, regulatory or contractual restriction, taking into consideration ordinary principles of best execution; provided however, that in no event shall any Plan Transaction be executed after the Termination Date.

3. Company represents and warrants that:

(a) the purchase of the Shares pursuant to this Plan has been duly authorized by Company and is consistent with Company’s publicly announced repurchase program for the Shares;

(b) neither the Plan nor the contemplated Plan Transactions is prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding upon Company;

(c) to its knowledge, neither the Plan nor any of the contemplated Plan Transactions is prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding upon Broker;

(d) it is not currently aware of any material nonpublic information with respect to the Company or any securities of the Company (including the Shares); and

(e) it is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5, and is its intent that the Plan and all Plan Transactions comply with the requirements of the safe harbor of Rule 10b5-1.

4. Company undertakes to immediately notify Broker if:

(a) the purchase of the Shares pursuant to this Plan is no longer duly authorized by Company or is otherwise inconsistent with Company’s publicly announced repurchase program for the Shares;

(b) it becomes subject to any legal, regulatory, or contractual restriction or undertaking that would prevent it from maintaining this Plan or having Broker execute Plan Transactions under this Plan; or

(c) it becomes aware of any legal, regulatory, or contractual restriction or undertaking that would prevent Broker from executing Plan Transactions under this Plan.

5. In the event that Company becomes (i) subject to any legal, regulatory, or contractual restriction or undertaking that would prevent it from maintaining this Plan or having Broker execute Plan Transactions under this Plan (pursuant to Section 4(b) above), or (ii) aware of any legal, regulatory, or contractual restriction or undertaking that would prevent Broker from executing Plan Transactions under this Plan (pursuant to Section 4(c) above), then in either case, Company and Broker shall use their reasonable efforts to suspend, amend or terminate this Plan to take account any such restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with the safe harbor set forth in Rule 10b5-1.

6. In the event of the occurrence of any of the circumstances described in Section 4, the Company may suspend further Plan Transactions at such times and for such periods as may be advisable to ensure compliance with any applicable legal, regulatory or contractual restrictions or undertakings. In such event, the chief executive officer, chief financial officer, or general counsel of the Company shall promptly communicate in writing the details of such suspension to Broker and such communication shall contain an acknowledgement by Company that such suspension is being made pursuant to the requirements of Rule 10b5-1.

7. It is the parties’ intent that this Plan and all Plan Transactions comply with the requirements of the safe harbor set forth in Rule 10b5-1. Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1 shall be void.

8. It is the parties’ intent that all Plan Transactions be executed in accordance with the safe harbor set forth in Rule 10b-18. Broker undertakes to execute all Plan Transactions in accordance with the Rule 10b-18 safe harbor and Company undertakes not to take any action which would cause any Plan Transaction to fall outside the Rule 10b-18 safe harbor. Each party undertakes to promptly notify the other party in the event either party learns of any Plan Transaction that has been executed outside the Rule 10b-18 safe harbor. Any Plan Transaction executed outside the

Rule 10b-18 safe harbor shall be voidable at the election of Company, with any resulting costs borne by the party at fault.

9. Broker agrees not to use any information contained in this Plan in connection with its purchases or sales of, or trading in, the Shares or any other securities of Company (including any derivative securities), or to provide third persons with such information or recommend that such third persons buy or sell securities based upon such information.

10. All Share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

11. This Plan may be amended only by a writing executed by Company and Broker. Any such writing shall contain Company’s representation that it is not aware of material nonpublic information regarding Company, its Shares, or any of its securities (including any derivative securities) as of the date thereof.

12. Notwithstanding anything contained herein, after consultation with its counsel, Company may terminate this Plan at any time prior to the Termination Date by providing written notice of termination prior thereto.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

Fulgent Genetics, Inc.

By: /s/ Paul Kim

Its: CFO

PIPER SANDLER & CO.

By: /s/ Mark Cieciura

Its: Managing Director